Exhibit 10.3

KREIDO BIOFUELS, INC.
BOARD OF DIRECTORS OUTSIDE DIRECTOR COMPENSATION PROGRAM

July 26, 2007

The Outside Directors’ Compensation Program set forth below is subject to modification by the Company’s Board and the Company’s Shareholders.

a. Annual Retainer. Each Outside Director will be paid an Annual Retainer for services as a Director of the Company and any subsidiary of the Company, if applicable, of $20,000, which will be paid in quarterly payments of $5,000. The Chair of the Audit Committee shall receive additional annual compensation of $5,000, which will be paid in quarterly payments of $1,250, and the Chairs of other committees each shall receive additional annual compensation of $1,000, which will be paid in quarterly payments of $250. The Chair of the Board, in recognition of the duties and responsibilities attendant with such a position, shall receive additional annual compensation of an amount to be determined by the Board. The Annual Retainer and all other Director compensation paid to Outside Directors shall be prorated for partial years of service. These amounts will be paid in gross and Outside Directors will be responsible for reporting and paying all applicable taxes.

b. Meeting Fees. Each Outside Director shall receive $1,000 for each Board meeting attended in person physically and $500 for each Board meeting attended telephonically. In addition, each Outside Director shall receive $500 for each committee or subsidiary Board meeting attended in person physically and $250 for each committee or subsidiary Board meeting attended telephonically. The total compensation for such board and committee meetings shall not exceed $1,000 if multiple meetings are attended in person physically on any given day and shall not exceed $500 if multiple meetings are attended telephonically on any given day. No fees will be paid for telephone calls other than board and committee meetings as set forth above, nor for meeting preparation or other time spent on Board business.

c. Stock Grant and Options. Each Outside Director shall receive a grant of 2,500 shares of Company stock upon his/her election or appointment to the Board after the adoption of this Outside Director Compensation Director Program. In addition, each Outside Director shall be entitled to participate in the Kreido Biofuels 2006 Equity Incentive Plan (“Plan”) as described in this Paragraph (c). The Outside Director’s participation in the Plan shall be governed by the terms and conditions set forth in the applicable Plan documents. Capitalized words not defined in this paragraph (c) but used here shall have the meanings ascribed to them in the Plan. Upon his/her first appointment or election to the Board, each Outside Director shall receive options to purchase 25,000 shares of the Company’s common stock (“Grant”) at a strike price equal to the closing bid price on the date on which the Grant is made. On October 15 of each calendar year beginning in 2007, each Outside Director shall receive options to purchase 25,000 shares of the Company’s common stock less the number of shares covered by Grants made to such Outside Director during the 12-month period immediately preceding the applicable October 15 grant date (also a “Grant”). All Grants shall vest 50% six months after the date of grant and 50% twelve months after the date of grant. The Term of the Option shall be ten years from the date of grant.

d. Expense Reimbursements. Reasonable out-of-pocket expenses incurred by an Outside Director related to the performance of the Outside Director’s duties will be reimbursed to him/her. Requests for reimbursement of expenses shall be documented by the Outside Director and transmitted to the Corporate Secretary, who will authorize payment by the CFO, subject to review by the Board Audit Committee.